UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

THOMPSON CREEK METALS COMPANY INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle
Suite 810
Littleton, Colorado 80120
(Address of Principal Executive Offices)

(303) 761-8801
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2013, Thompson Creek Metals Company Inc. (the "Company") announced that Jacques Perron will be joining the Company as Chief Executive Officer and Director. Mr. Perron will succeed Kevin Loughrey, the Company's Chairman and Chief Executive Officer, who previously announced his retirement. The effective date of Mr. Perron’s appointment is expected to be no later than November 1, 2013. Effective as of Mr. Perron’s first day of employment, Timothy Haddon, the Company’s Lead Director, will succeed Mr. Loughrey as Chairman of the Company’s Board of Directors.
Prior to joining the Company, Mr. Perron was the President and Chief Executive Officer of St Andrew Goldfields Ltd., a Canadian based gold mining and exploration company traded on the Toronto Stock Exchange, since 2007. From 2006 to 2007, Mr. Perron served as Senior Vice President of IAMGOLD Corporation, a gold mining company traded on the New York Stock Exchange and the Toronto Stock Exchange, and from 2004 to 2006, Mr. Perron served as Vice President, Canada of Cambior Inc., a Canadian mining company acquired by IAMGOLD in 2006. Mr. Perron is also currently a director of Hunt Mining Corp., an exploration and development company traded on the TSX Venture Exchange. He has been on the board of Hunt Mining Corp. since May 2010.
In connection with Mr. Perron's appointment as Chief Executive Officer, on August 1, 2013 the Company entered into an Employment Agreement with Mr. Perron (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Perron will be paid a base salary of not less than $550,000. Mr. Perron will also be entitled to an annual bonus under the Company's performance bonus plan as in effect from time to time; provided that for the first 12 months of employment Mr. Perron shall receive a bonus of not less than 90% of his base salary. The Employment Agreement will have an initial term ending November 1, 2016, which term may be automatically extended for one additional year unless notice is given by the Company at least 180 days prior to the expiration of the initial term that the term will not be extended. The Employment Agreement may be terminated by the Company or Mr. Perron at any time.
Pursuant to the terms of the Employment Agreement, in the event Mr. Perron's employment is terminated by the Company at the end of the current, or any subsequent, term or without Cause, (as defined in the Employment Agreement), then Mr. Perron will be entitled to severance in an amount equal to two times his base salary plus a pro rated bonus with respect to the year of termination. In the event Mr. Perron's employment is terminated in connection with a Change of Control of the Company (as defined in the Employment Agreement), then Mr. Perron will be entitled to a lump sum payment equal to two times his base salary plus two times his target bonus in effect for the year of termination.
In connection with Mr. Perron's appointment as Chief Executive Officer, he will also receive a one-time signing bonus of $200,000 payable on his first day of employment and a one-time inducement award comprised of stock options to purchase 400,000 shares of our common stock and 300,000 restricted share units, each vesting in three equal annual installments beginning on the first anniversary of the date of grant. These grants will be effective on Mr. Perron's first day of employment with the Company or as soon thereafter as any blackout in effect at such time is lifted. The stock options will be exercisable for five years from the date of grant. Mr. Perron will also be entitled to participate in any long-term incentive plan in effect from time to time.
There are no family relationships between Mr. Perron and any of the Company's officers or directors. There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.
The foregoing description of the Employment Agreement is summary in nature, and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
A copy of the press release of the Company announcing the appointment of Mr. Perron as the Company's Chief Executive Officer and as a director is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated August 1, 2013, between Thompson Creek Metals Company USA and Jacques Perron.
99.1	Press Release dated August 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

Date: August 8, 2013	By:	/s/ Wendy Cassity
	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated August 1, 2013, between Thompson Creek Metals Company USA and Jacques Perron.
99.1	Press Release dated August 8, 2013.